EXHIBIT 99.1

CONTACT:	Joseph P. Bellino Vice President and Chief Financial Officer (310) 513-7211

FOR IMMEDIATE RELEASE

DUCOMMUN INCORPORATED REPORTS RESULTS FOR THE

THIRD QUARTER AND YEAR-TO-DATE ENDED OCTOBER 3, 2009

LOS ANGELES, California (November 2, 2009)—Ducommun Incorporated (NYSE:DCO) today reported results for its third quarter and first nine months ended October 3, 2009.

Sales for the third quarter of 2009 increased 9% to $109.9 million from $100.9 million for the third quarter of 2008. Net income for the third quarter of 2009 was $6.2 million, or $0.59 per diluted share, compared to net income of $6.3 million, or $0.59 per diluted share, for the comparable period last year.

The increase in sales for the third quarter of 2009 from the same period last year was due to the December 2008 acquisition of DynaBil Industries, Inc. (DAS-NY). Net sales from DAS-NY were $11.1 million in the third quarter of 2009. The Company’s mix of business in the third quarter of 2009 was approximately 65% military, 33% commercial and 2% space, compared to 56% military, 41% commercial and 3% space in the third quarter of 2008.

Gross profit, as a percentage of sales, was 20.5% in the third quarter of 2009, compared to 20.6% in the third quarter of 2008.

Selling, general and administration (SG&A) expenses increased to $12.6 million, or 11.5% of sales, in the third quarter of 2009, compared to $11.5 million, or 11.4% of sales, in the third quarter of 2008. The increase in SG&A expenses in the third quarter of 2009 was primarily due to the acquisition of DAS-NY and included a year-over-year increase in amortization of intangible assets of $0.8 million, partially offset by corporate wide cost controls and reductions.

Net income for the third quarter of 2009 decreased 1% from the third quarter of 2008 due to higher interest expense on higher debt levels and a higher effective tax rate in the third quarter of 2009. The Company’s effective tax rate for the third quarter of 2009 was 33.0%, compared to 30.3% in the third quarter of 2008.

Sales for the first nine months of 2009 increased 8% to $325.1 million from $302.4 million for the first nine months of 2008. Net income for the first nine months of 2009 was $13.4 million, or $1.27 per diluted share, compared to net income of $17.3 million, or $1.63 per diluted share, for the comparable period last year.

The increase in sales for the first nine months of 2009 from the same period last year was due to the December 2008 acquisition of DAS-NY. Net sales from DAS-NY were $32.3 million in the first nine months of 2009. The Company’s mix of business in the first nine months of 2009 was approximately 62% military, 36% commercial and 2% space, compared to 58% military, 40% commercial and 2% space in the first nine months of 2008.

Gross profit, as a percentage of sales, was 18.3 % in the first nine months of 2009, compared to 21.0% in the first nine months of 2008. Gross profit in the first nine months of 2009 was negatively impacted by a previously reported inventory valuation adjustment of $5.1 million, including an inventory reserve of $4.4 million related to the Eclipse Aviation Corporation Chapter 7 bankruptcy filing in March 2009.

SG&A expenses increased to $37.6 million, or 11.6% of sales, for the first nine months of 2009, compared to $35.9 million, or 11.9% of sales, in the first nine months of 2008. The increase in SG&A expenses resulted from the acquisition of DAS-NY and included a year-over-year increase in amortization of intangible assets of $0.7 million.

Net income for the first nine months of 2009 decreased 23% from the first nine months of 2008 primarily due to the reasons stated above and higher interest expense on higher debt levels, partially offset by the benefit of a lower effective tax rate in the first nine months of 2009. The Company’s effective tax rate for the first nine months of 2009 was 33.0%, compared to 34.6% in the first nine months of 2008. The Company’s effective tax rate in 2009 included the benefit of research and development credits which were not available to the same extent in the first nine months of 2008. The Company expects its full year effective tax rate for 2009 to be approximately 30% to 32%.

Joseph C. Berenato, chairman and chief executive officer, stated “Ducommun’s third quarter results reflect the strength of our diversified portfolio of programs and products. Sales increased by $9 million on the strength of the December 2008 acquisition of DAS-NY. Excluding the acquisition, year-over-year sales were largely flat, notwithstanding a precipitous decline in commercial aircraft sales particularly for regional and business jets. The third quarter of 2009 benefited from a substantial increase in military sales for such programs as the Northrop Grumman X-47B UCAS, the Boeing C-17 aircraft and radar system upgrades for military fighter aircraft. A substantial increase in sales for the Sikorsky Blackhawk helicopter more than offset the decline in sales for the Boeing Apache helicopter.”

Mr. Berenato continued, “Despite a difficult commercial aerospace market, tight control of operating expenses allowed us to maintain our profit margins in the quarter. As a result, we were able to continue to make substantial investments in new programs without sacrificing current profitability. These new programs offer Ducommun the opportunity for meaningful growth in future years.”

Founded in 1849, Ducommun Incorporated provides engineering and manufacturing services to the aerospace and defense industry.

A teleconference with Joseph C. Berenato, the Company’s chairman and chief executive officer, Anthony J. Reardon, the Company’s president and chief operating officer, and Joseph P. Bellino, the Company’s vice president, chief financial officer, will be held today at 7:30 AM PT (10:30 AM ET). To participate in the teleconference, please call 866.202.0886 (international 617.213.8841) approximately ten minutes prior to the conference stated above. The participant passcode is 81094345. Mr. Berenato, Mr. Reardon and Mr. Bellino will be speaking on behalf of the Company and anticipate the meeting and Q&A period to last approximately 40 minutes.

This call is being webcast by Thomson/CCBN and can be accessed directly at the Ducommun Incorporated website at www.ducommun.com. Conference call reply will be available after that time at the same link or at the Company’s website at www.ducommun.com

The statements made in this press release include forward-looking statements that involve risks and uncertainties. The Company’s future financial results could differ materially from those anticipated due to the Company’s dependence on conditions in the airline industry, the level of new commercial aircraft orders, production rates for Boeing commercial aircraft, the C-17 and Apache helicopter rotor blade programs, the level of defense spending, competitive pricing pressures, manufacturing inefficiencies, start-up costs and possible overruns on new contracts, technology and product development risks and uncertainties, product performance, risks associated with acquisitions and dispositions of businesses by the Company, increasing consolidation of customers and suppliers in the aerospace industry, possible goodwill impairment, availability of raw materials and components from suppliers, and other factors beyond the Company’s control. See the Company’s Form 10-K for the year ended December 31, 2008 and Form 10-Q for the quarter ended October 3, 2009 for a more detailed discussion of these and other risk factors and contingencies.

[Financial Table Follows]

DUCOMMUN INCORPORATED AND SUBSIDIARIES

COMPARATIVE DATA

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	Oct. 3, 2009	Sept. 27, 2008	Oct. 3, 2009	Sept. 27, 2008
Sales and Service Revenues
Product sales	$95,227	$86,299	$277,993	$259,200
Service revenues	14,676	14,557	47,090	43,179

Total	109,903	100,856	325,083	302,379

Operating Costs and Expenses:
Cost of product sales	76,015	68,462	228,217	204,435
Cost of service revenues	11,350	11,571	37,294	34,537
Selling, general and administrative expenses	12,647	11,484	37,591	35,942

Total	100,012	91,517	303,102	274,914

Operating Income	9,891	9,339	21,981	27,465
Interest Expense, Net	(652)	(355)	(2,005)	(948)

Income Before Taxes	9,239	8,984	19,976	26,517
Income Tax Expense	(3,049)	(2,720)	(6,592)	(9,170)

Net Income	$6,190	$6,264	$13,384	$17,347

Earnings Per Share:
Basic earnings per share	$0.59	$0.59	$1.28	$1.64
Diluted earnings per share	$0.59	$0.59	$1.27	$1.63

Weighted Average Number of Common Shares Outstanding:
Basic	10,449	10,578	10,465	10,567
Diluted	10,491	10,693	10,502	10,671

DUCOMMUN INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

	October 3, 2009	December 31, 2008
Assets
Current Assets:
Cash and cash equivalents	$823	$3,508
Accounts receivable, less allowance for doubtful accounts	60,249	50,090
Unbilled receivables	4,250	7,074
Inventories	89,966	83,157
Deferred income taxes	9,381	9,172
Other current assets	6,083	6,172

Total Current Assets	170,752	159,173
Property and Equipment, Net	61,273	61,954
Goodwill, Net	113,378	114,002
Other Assets	29,423	31,057

	$374,826	$366,186

Liabilities and Shareholders’ Equity
Current Liabilities:
Current portion of long-term debt	$4,972	$2,420
Accounts payable	32,116	35,358
Accrued liabilities	34,279	51,723

Total Current Liabilities	71,367	89,501
Long-Term Debt, Less Current Portion	42,400	28,299
Deferred Income Taxes	11,014	9,902
Other Long-Term Liabilities	13,587	14,038

Total Liabilities	138,368	141,740

Commitments and Contingencies
Shareholders’ Equity:
Common stock	106	106
Treasury stock	(1,924)	(986)
Additional paid-in capital	57,705	56,040
Retained earnings	184,744	173,718
Accumulated other comprehensive loss	(4,173)	(4,432)

Total Shareholders’ Equity	236,458	224,446

	$374,826	$366,186